Acesis Biomed

Our novel solution promises to impact the $3 billion low testosterone (low T) market. Our vision is to develop a non-steroidal treatment for restoring low-T in men, benefiting their health and well-being.


ACESISBIOMED
TRANSFORMING MEN'S HEALTH
BREAKTHROUGH TREATMENT
Testosterone Restoration
Solution under development protected by two patent families

Invest

$500.55 minimum investment

DEADLINE: April 30, 2025

in a month

SHARE PRICE
$2.35

TOTAL RAISED ON NETCAPITAL
$0

TOTAL RAISED THIS ROUND
$0

VALUATION THIS ROUND
$37,490,629

Reg CF offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

INTRODUCTION


MEN'S HEALTH MATTERS
Our vision is to
unlock
the body's ability to
restore
testosterone
setting a new approach for
men's well being

At Acesis, we are on a mission to transform the way low-T or deficiency is treated.

Our unique solution is rooted in the science, developed by Dr. Vassilios Papadopoulos D.Pharm., Ph.D., D.S.C., a leading expert in the steroid biochemistry field, Professor of Pharmacology and Pharmaceutical Sciences and Medicine at the University of Southern California. His research has led to a better understanding of the pathways leading to steroid hormone synthesis, the pharmacology of steroid formation in the periphery and brain, and the identification of new molecules targeting key elements in diseases where steroids play a determining role.

He has discovered a novel mechanism of action and developed a drug pipeline of short peptides targeting testosterone biosynthesis which can induce the cells of the testis to produce the natural hormone. His work has been published extensively in peer-reviewed publications and cited over 32,000 times. The drug pipeline of peptides is protected by two patent families owned by Acesis. The patent covering our lead compounds is valid until the year 2040 in the US.

It is our goal to provide a novel treatment to men to restore low testosterone; unlike traditional testosterone replacement therapies, where synthetic hormones are introduced to the body via gels, injections, pellets, pills, nasal sprays, etc., with known side effects, **our solution is focused on signaling the body to produce its own natural testosterone.**

DEAL HIGHLIGHTS


"Product innovation is driving the testosterone therapy market
with Acesis BioMed developing a non-steroidal oral peptide designed to naturally stimulate testosterone production, offering a potentially safer alternative to traditional treatments"
RESEARCH AND MARKETS
THE WORLD'S LARGEST MARKET RESEARCH STORE

Acesis' Key Achievements

Transformative Innovation

Pioneering Discovery

Dr. Papadopoulos, discovered a novel steroid biosynthesis mechanism, revealing key regulators of mitochondrial cholesterol transport—an essential step in testosterone production and a target for new drug design.

This discovery led to **two families of patents** owned by Acesis.

Proven Research Excellence

$12 million in research grants awarded in the lab of Dr Papadopoulos (US and Canada).

Strong Financial Foundation

Funding Raised

Acesis has secured **$5.8M** in funding (since 2015).

Cost-Efficient Operations

Operating as a virtual organization, Acesis avoids capital-intensive labs and infrastructure; execution of Research & Development by partnering with Academic centers and contract research organizations (CROs).

Development Path

Strong animal preclinical data, process for multigram-scale drug production achieved to support preclinical and future clinical programs.

Aggressive roadmap and partnerships with CROs ensure a seamless path to finalizing preclinical work towards First in Man clinical trials.

Expert Leadership

Experienced Team

Management, Board of Directors and Scientific Advisory Board have **diverse expertise** in start-ups, operations, financing, fundraising, drug development, clinical affairs (urology and endocrinology), intellectual property, and business strategy.

We plan to expand our management team based on achieving milestones; we engage consultants in drug development, pharmaceutics, regulatory affairs, and clinical expertise to optimize our strategic direction and plan execution.

Focused Development Approach

Initial Target Disease Indication

Our current goal is to complete our preclinical program and transition to First in Man clinical trial in men with low testosterone (male hypogonadism). This is the only FDA-approved indication for current T treatments.

Broader Applications

We plan to expand our drug pipeline to address a broader range of diseases such as type 2 diabetes, non-alcoholic fatty liver disease, obesity, and cachexia (muscle wasting in cancer and HIV patients) in collaboration with Academia and Pharma.

Despite affecting millions of men over the age of 30, low testosterone remains widely under-diagnosed due to stigma, lack of awareness, and concerns over side effects of current treatment – leaving many men with diminished quality of life.

THE PROBLEM


THE PROBLEM
Low testosterone affects about 1 in 4 males over the age of 30
Mental & Physical Issues
Lack of Awareness
Current Treatments with Potential Side Effects

Testosterone, a key male hormone, plays a vital role in men's health by regulating muscle and bone mass, enhancing red blood cell production, affecting fat distribution, supporting libido, fertility, and impacting mood, energy, levels, and cognitive function.

Low testosterone (hypogonadism) can be caused by genetic factors (e.g., Klinefelter syndrome, Kallman syndrome, etc.), testicular defects or trauma, radiation, chemotherapy, brain injury, diseases of the hypothalamus or pituitary gland, chronic alcoholism, drug use (e.g., opioids), aging, or co-morbidities like type 2 diabetes and obesity.



Testosterone Deficiency Links to Major Diseases

Type 2 Diabetes

Research shows that men with low testosterone are more likely to develop insulin resistance, a precursor to type 2 diabetes. Approximately 30-50% of men with obesity or type 2 diabetes have hypogonadism (low testosterone).

Obesity

There is a bidirectional relationship between low testosterone and obesity. Obesity can lead to lower testosterone levels, and low testosterone can contribute to weight gain and metabolic issues.

Cardiovascular Diseases

Low testosterone levels are linked to an increased risk of cardiovascular diseases, including heart attacks and strokes.

Metabolic Syndrome

Men with low testosterone are more likely to develop metabolic syndrome, which includes conditions like high blood pressure, high blood sugar, excess body fat around the waist, fatty liver and abnormal cholesterol levels.


Unfortunately, testosterone levels decline with age
Men start to lose testosterone at a rate of about 1% per year beginning around age 30.
By age 70, many men have testosterone levels that are approximately 50% lower than those of younger men.
TESTOSTERONE LEVEL BY AGE
20
30
40
50
60
70
80
High level
Medium level
Low level

Low testosterone or deficiency affects 10 to 40% of men globally, with prevalence rising after age 30–40 years old, with even younger men (18-30 years) experiencing prevalence rates of 2-5%. Diagnosis typically involves measuring serum testosterone levels and clinical assessment.

Late-onset hypogonadism (LOH) in aging men presents with diverse physiological, psychological, and sexual symptoms, yet the severity of symptoms does not always correlate with testosterone levels, complicating diagnosis and treatment. The FDA approved testosterone replacement therapy (TRT) only for medically diagnosed hypogonadism, not specifically for LOH.


Side effects
are the main challenge with current testosterone replacement therapies
The FDA has issued a "black box warning" about potential increased risk of heart attacks and strokes.

OUR SOLUTION


OUR SOLUTION
Naturally restoring testosterone levels with potentially minimal side effects

Novel Low Testosterone Treatment

At Acesis, we aim to transform the way testosterone deficiency is treated. The discoveries by Dr. Papadopoulos, a world-renowned expert in steroid biochemistry with 35+ years of experience, have resulted in a novel mechanism of action that restores the body's natural ability to produce testosterone (based on our current preclinical data)—a breakthrough protected by two patent families owned by Acesis.

A Game-Changing Innovation and Benefit of our Approach

Unlike TRTs (traditional testosterone replacement therapies), which rely on synthetic hormones via gels, injections, and pills, our first-in-class therapy and potentially safer approach aims to minimize the risks associated with conventional treatments—an advantage that will need to be rigorously validated in clinical trials.

The Future of Men's Health: Unlocking the Body's Ability to Restore Testosterone

By empowering the body to naturally restore testosterone levels, our drug pipeline could redefine Low-T treatment, giving physicians a revolutionary new treatment option for men to regain their vitality and quality of life. At Acesis, we are committed to delivering science-backed, innovative solutions that push the boundaries of men's healthcare.



Acesis' Solution
vs.
Marketed Low T Treatments

ATTRIBUTE	ACESIS EXPECTED	OTHER T PRODUCTS
Safety	**No significant side effects** expected based on our current animal data; ACE-167 is active in very low concentrations	100% Steroidal side effects, FDA Black Box Warning (infertility, risk of clotting, pulmonary micro-embolism, potentially high blood pressure & prostate cancer issues)
Active Compound	Peptide (non-steroidal)	100% Anabolic steroids based on 80 year old core T chemistry
Intervention	T Restoration (Induces the body to recover **endogenous natural T**)	100% T Replacement (Introduces excess **exogenous synthetic T**)
Administration	Oral	Transdermal, injections, gels, recently oral
Abuse/Misuse	None expected (to be confirmed in clinical trials)	Possible steroidal abuse

BUSINESS MODEL


Our current focus is to advance our drug pipeline from preclinical studies to Phase I clinical trials

Advancing Our Drug Pipeline – From Preclinical to Clinical Trials

We are laser-focused on advancing our drug pipeline from current preclinical studies to Phase I/First-in-Man clinical trials for low testosterone (Low T). Our strategy involves partnering with a pharmaceutical or biotechnology company post-successful Phase I trials to advance our product candidate to Phase II for male hypogonadism and other disease indications.

Strategic Alliances & Innovation

We plan to form strategic alliances with leading experts in research institutions and academic centers.

- Drive innovation in additional disease indications (type 2 diabetes, obesity, non-alcoholic fatty liver disease).
- Validate our scientific approach in disease models.

We plan to submit grant applications for non-dilutive funding to fund such studies.

- This approach may allow us to out-license to industry partners our pipeline for these indications early in the development cycle, securing upfront fees, milestone payments, and future royalties.

We plan to out-license our drug pipeline to Pharma

- Advance our pipeline further in models of type 2 diabetes, fatty liver disease, and obesity.
- Leverage the licensee's expertise in testosterone replacement therapy and related fields & expand market position in several disease indications.

Market Differentiation

We aim to position our drug pipeline as a market differentiator with a novel mechanism for Low T restoration, offering a potentially safer profile compared to existing TRT interventions. A safer treatment such as Acesis's solution will potentially expand use to other comorbidities of low T (e.g., type 2 diabetes, fatty liver disease and obesity) which expands the potential market size.

MARKET OPPORTUNITY


MARKET OPPORTUNITY
$2.53 Billion
testosterone replacement therapy (TRT) market expected by 2029

The testosterone replacement therapy (TRT) market represents a significant healthcare segment addressing a widespread medical need. Currently valued at $2.04 billion in 2024, this market has demonstrated steady growth with a 2.3% CAGR since 2019.

Industry analysis from The Business Research Company (December 2024 Edition) projects the market to reach $2.53 billion by 2029, growing at 4.32%, and potentially expanding to $3.06 billion by 2034.


Testosterone Replacement Therapy Market Report 2024
Growth rate through 2024-2029:
4.32%
$2,044.42 million
$2,525.51 million
$3,055.10 million
2024
2029
2034

This growth reflects an increasing unmet medical need in men's health. With rising life expectancy and growing awareness of testosterone deficiency's impact on quality of life, more men are seeking treatment options. The market expansion is driven by several key factors:


Testosterone Replacement Market Drivers
Aging Population
As global demographics shift toward an older population, the number of men affected by low testosterone continues to rise
Enhanced Awareness
Better understanding of testosterone's role in overall health has led to increased diagnosis and treatment seeking
Medical Recognition
Healthcare providers increasingly recognize testosterone deficiency as a condition requiring intervention
Treatment Evolution
The market has room for innovation, particularly regarding safety profiles and delivery methods

A Market Primed for Innovation & Growth

Importantly for investors, this market combines stable growth characteristics with clear opportunities for innovation. Current treatments, while serving a vital need, leave room for improved solutions that could address known safety concerns and delivery challenges. This creates a defined space for new approaches that can capture market share by offering better alternatives to existing options.

Shifting Market Dynamics & Unmet Needs

- Growing Demand: TRT is recognized for benefits beyond hypogonadism, including weight management, cognitive improvement, diabetes risk reduction, and cardiovascular health.
- Regulatory & Market Challenges: Generic competition, safety concerns (heart attack risk debates, Black Box warnings), and a lack of true innovation have left a gap in the market.
- Non-U.S. Expansion: International growth is expected as medical guidelines evolve and more patient populations gain access to TRT.

Acesis's Disruptive Approach

The next frontier in Low-T treatment lies in therapies that stimulate natural testosterone production rather than relying on external hormone supplementation.

Acesis's drug candidate pipeline is designed to fill this critical gap, offering a potentially safer, effective, and convenient oral alternative to traditional TRTs by inducing the body (testis) to restore its own testosterone. With encouraging preclinical data supporting its unique mechanism of action (MOA), Acesis is developing a major opportunity to reshape the TRT landscape and capture market share.

PRESS


Featured Press

- **The Business Research Company references Acesis as an Innovator in the T-field:**
  Testosterone Replacement Therapy Global Market Report 2025
- **Bio Science Today**
  Acesis breaks new ground with novel therapy solution to low testosterone
- **BioWorld**
  Acesis Biomed takes on hypogonadism with testosterone replacement therapy
- **BioPharmaTrend**
  The First Innovation in Treatment of Low Testosterone in Men Since 1930th
- **GlobeNewswire**
  Testosterone Replacement Therapy Global Market Report 2023
- **USC Schaeffer**
  Vassilios Papadopoulos, DPharm, PhD, DSc (hon)

TEAM

THE ACESIS TEAM



Dr. Konstantinos (Costas) N. Karatzas, MSc PhD

CEO, Director & Co-founder

- Dr. Karatzas has extensive experience of over 35 years in the life sciences sector as a senior executive with demonstrated successes in building multi-disciplinary business and technology teams, product development, commercialization strategies and fund raising in private, public and listed organizations
- Dr. Karatzas has 50 peer reviewed publications and is the inventor of 18 patents. Dr. Karatzas attended McGill University where he earned his Ph.D., in Molecular Biology and has completed McGill University's executive Development mini-MBA course. He was the co-recipient of the Scientific America 50 Award in his Leadership role in the Chemicals & Materials category
- From 2009 to April 2021 was the Director of Business Development and Contracts Office at the Research Institute of the McGill University Health Center, Montreal, Canada responsible for business development, key contract negotiations, technology transfer, commercialization, fund raising and spearheading major multimillion international alliances between academic and government organizations.
- Previous appointments with Pharming B.V., and member of the executive teams at AgroCultures Biotechnologies Inc., Nexia Biotech., (TSX) and PharmAthene Inc. (NYSE)



Dr. Vassilios Papadopoulos, DPharm PhD

Chairman of SAB, Non-Executive Director & Co-founder

- Dr. Papadopoulos is the Dean of the University of Southern California Alfred Mann School of Pharmacy & Pharmaceutical Sciences. He holds the John Stauffer Decanal Chair in Pharmaceutical Sciences and is a professor of Pharmacology and Pharmaceutical Sciences and Medicine at USC. Before joining USC, Dr Papadopoulos served as Executive Director and Chief Scientific Officer of the Research Institute of McGill University Health Centre in Montreal.
- Dr. Papadopoulos has published more than 400 papers, holds numerous patents, serves on many national and international advisory committees and boards of biotechnology companies, and has been a consultant for the pharmaceutical industry.
- He is an elected foreign member of the National Academies of Medicine and Pharmacy in France and a fellow of the American Association for the Advancement of Science, the American Association of Pharmaceutical Scientists, the Canadian Academy of Health Sciences, and the Royal Society of Canada.
- Dr. Papadopoulos is a leading authority in the field of steroid and neurosteroid biosynthesis. His research focuses on the pathophysiology and treatment of diseases related to altered steroid hormone synthesis.

ACESISBIOMED
TRANSFORMING MEN'S HEALTH

THE ACESIS TEAM



Thomas Olson
COO

- Mr. Olson is the owner, manager and sole member of Cresthill Associates, LLC, his privately held consulting firm offering comprehensive management and operations consulting solutions to companies since September 2008.

- Mr. Olson has more than 35 years' experience working with public and private companies specializing in corporate operations and governance; with past experience in mergers and acquisitions and corporate finance. Mr. Olson has worked with a variety of public companies in various capacities, including as an executive officer or executive consultant, with listings ranging from US microcap markets through the NASDAQ stock market as well as the New York Stock Exchange.

ACESISBIOMED
TRANSFORMING MEN'S HEALTH

THE ACESIS TEAM



Julie Pomeroy
Non-Executive Director Nominee

- Ms. Pomeroy is an experienced finance director of public and private companies. Ms Pomeroy graduated with an honors degree in physics from Birmingham University and is a Chartered Accountant and Chartered Director. She also holds tax and treasury qualifications.

- Ms Pomeroy is currently a non-executive Director of Dillistone Group Plc, an AIM quoted software business, and was finance director and company secretary. She is also non-executive chair of Oxford Cannabinoid Technologies Holdings Plc, which was admitted to the Official List (by way of a Standard Listing under Chapter 14 of the Listing Rules) and to trading on the London Stock Exchange's Main Market for listed securities in May 2021.



Oskar Slingerland
Non-Executive Director Nominee

- Mr. Slingerland is an experienced entrepreneur and director of public and private companies. Mr. Slingerland was CEO of FRISOL Group (which later merged into NORTH SEA Group and, after that, ARGOS), a company with over 300 employees and a $10 billion turnover. This company was part of Petroplus International N.V., a Dutch public company listed on the Amsterdam Stock Exchange (AEX) until 2006, and now is part of VARO Energy.

- Mr. Slingerland serves as a non-executive director of the oil trading company OES S.A.M. and has served as a director of several private and public companies during his career in the oil, retail, and energy sectors. Mr. Slingerland is also a movie producer and is the owner/director of Lockerbie Productions, Inc. and Lockerbie Film.



Frederic Fasano, DPharm. PhD
Non-Executive Director Nominee

- Dr. Fasano is an experienced executive and director of several pharma, biotech, and medtech companies. He received his MBA from ESSEC Business School – France and his DPharm. PhD from Pharmacy School Paris XI – France.

- Dr. Fasano is currently CEO and a co-founder of Alpioner Therapeutics and was President, CEO, a board member, and an audit committee member at Valeo Pharma (TSX: VPH, OTCQB: VPHIF). In these roles, Dr. Fasano led the business operations, corporate strategy, and financial raises (including investor relationships, roadshows, and investor conferences). Dr. Fasano also served as CEO of Servier Canada Inc. , a $350 million revenue company with 340 employees, and served as a board member of: ILKOS Therapeutics and Innovative Medicine Canada. In addition, he was CEO of IFB Stroder and Servier, Italy, pharmaceutical companies.

ACESISBIOMED
TRANSFORMING MEN'S HEALTH

These three board members have accepted their nomination and are to be appointed upon the achievement of certain strategic milestones by the company.


SCIENTIFIC ADVISORY BOARD
Dr. Vassilios Papadopoulos Dpharm, PhD
Chairman of SAB
Director & Co-founder of Acesis BioMed
Received the Distinguished Andrologist awards of the American Society of Andrology
Served as President of the American Society of Andrology
Dr. Lewis Blumenthal, MD
Retired Chairman of the Obstetrics and Gynecology departments at MetroSouth Medical Center
Achieved Clinical Assistant Professor level at University of Illinois
Dr. Ravi Kacker, MD
Served as an Instructor in Urology at Beth Israel Deaconess Medical Center
Founder of MetroWest Urologic Associates
Co-founder & CEO of MHB Labs
Dr. Peter Liu, MD PhD
Investigator Lundquist Institute &Professor of Medicine in Residence David Geffen School - UCLA
President International Society of Andrology
Dr. Barry R. Zirkin, PhD
Retired Professor at the Johns Hopkins Bloomberg School of Public Health
Received the Distinguished Service and Distinguished Andrologist awards of the American Society of Andrology
Served as President of the American Society of Andrology
ACESISBIOMED
TRANSFORMING MEN'S HEALTH

INVESTOR INVITATION


Testosterone Deficiency
A Global Health Concern &
Future Growth

A Widespread and Growing Concern

Low testosterone (Low-T) affects 10% to 40% of men globally, with prevalence rising after age 30-45. Beyond impacting energy and well-being, it is closely linked to serious health conditions.

Strong Correlations with Major Diseases

- Type 2 Diabetes & Obesity – Up to 50% of men with these conditions have Low-T, affecting insulin resistance and metabolic health.
- Cardiovascular Disease – Increased risk of heart attacks and strokes.
- Metabolic Syndrome – Low-T contributes to high blood pressure, excess belly fat, and abnormal cholesterol levels.
- HIV, chronic obstructive pulmonary disease (COPD) and renal failure have been associated with hypogonadism.

Expanding Market Potential

Emerging research connects testosterone deficiency to additional diseases, including brain injury, dementia, lupus, and multiple sclerosis. These conditions create a significant opportunity for intervention with a safer alternative like Acesis's solution, while also paving the way for new partnerships and potential revenue growth.

The Company may consider in the future an initial public offering (IPO) to accelerate and expand our drug pipeline's clinical development in additional indications.

Strategic Growth & Licensing Model

Acesis aims to out-license its drug candidate pipeline for these expanding indications, forging strategic partnerships to drive innovation while creating new revenue opportunities in multi-billion-dollar markets.

Invest in Acesis and **support a breakthrough in low-T treatment** with the potential to transform the well-being of millions of lives and disrupt a multi-billion-dollar industry. Our novel approach for testosterone restoration aligns with the growing demand for safer, targeted therapies for men's health. Backed by a strong scientific platform and experienced leadership, we plan to execute a scalable business model with diverse revenue streams, including out-licensing and strategic partnerships. As we advance through pre-clinical, clinical and regulatory milestones, we aim to unlock significant market opportunities.

USE OF PROCEEDS

If the offering's maximum amount of $1,000,000 is raised:

Use	Value	% of Proceeds
Collaborations	$225,000	22.5%
Research and Development for ACE- 167	$436,000	43.6%
GA, IP, Corporate expenses	$290,000	29.0%
Intermediary fees	$49,000	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common Stock, under registration exemption 4(a)(6), in Acesis Holdings Corporation dba Acesis Biomed. This offering must reach its target of at least $10,000 by its offering deadline of April 30, 2025 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

16,378,991 shares
× $2.35 per share

$38,490,629 implied valuation

FINANCIALS

Acesis Biomed's official name is Acesis Holdings Corporation, so that's the name that appears in the statements below.

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn

UPDATES

Mar 17, 2025 • Primary offering of 425,532 shares at $2.35

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